Exhibit 99.1

Sunstone Hotel Investors’ CEO to Appear on CNBC

Company Provides Preliminary Third Quarter Results

Updates Full Year Guidance

Schedules Third Quarter 2013 Earnings Release and Conference Call

Aliso Viejo, Calif. (October 24, 2013) — Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced that its Chief Executive Officer, Ken Cruse, is scheduled to appear on CNBC’s Squawk on the Street between 10:00 a.m. and 11:00 a.m. Eastern Time, on Friday, October 25, 2013.  To facilitate a more in depth discussion of recent business trends, the Company is providing preliminary results for its third quarter ended September 30, 2013.

Financial information for the quarter ended September 30, 2013 reflects preliminary results from the Company’s unaudited financial statements, and is subject to customary adjustments that may arise during the completion of the financial statement closing process. The Company’s preliminary results include the Company’s ownership period for all 2013 acquisitions and dispositions.

Preliminary third quarter results (as compared to prior guidance):

Metric	Quarter Ended September 30, 2013 Guidance (1)	Quarter Ended September 30, 2013 Preliminary Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Adjusted Comparable Hotel RevPAR Growth	+5.0% - 7.0%	7.6%	+1.6%
Net Income ($ millions)	$14 - $17	$15 - $16	-
Adjusted EBITDA ($ millions)	$66 - $69	$69 - $70	+$2.0
Adjusted FFO ($ millions)	$44 - $47	$47 - $48	+$2.0
Adjusted FFO per diluted share	$0.27 - $0.29	$0.29 - $0.30	+0.02
Diluted Weighted Average Shares Outstanding	161,500,000	161,400,000	(100,000)

(1) Reflects guidance presented on August 5, 2013.

Mr. Cruse stated, “We are pleased to announce preliminary third quarter results that generally exceed our prior guidance.  Demand growth from a broad range of business segments helped to drive a 7.6% year-over-year improvement in our Adjusted Comparable Hotel RevPAR, while solid expense controls led to an estimated 220 basis point improvement in our same-store Hotel EBITDA Margin.  The ongoing resilience of U.S. business travelers — our largest component of demand — is now being augmented by strengthening group booking activity and positive corporate account negotiations.  As expected, our recently renovated hotels are growing at a rate above our portfolio average, as we trade renovation displacement for outsized growth.  High occupancies portfolio-wide are facilitating more aggressive revenue management tactics, which in turn are helping to drive margin expansion.”

Mr. Cruse continued, “As reflected in our updated 2013 outlook, we estimate that the recent federal government shutdown will have an isolated impact on our fourth quarter Adjusted Corporate EBITDA. However, we expect this event to have no lasting effect on portfolio performance following the fourth quarter.  External factors aside, we expect constructive industry fundamentals - specifically, high industry occupancies, continued moderate growth in demand and historically low additions to new hotel supply - to promote continued growth.  We look forward to providing additional detail on our third quarter earnings call on November 12.”

Updated 2013 Outlook

Metric	Prior 2013 FY Guidance (1)	Current 2013 FY Guidance	Change to Prior 2013 FY Guidance Midpoint
Adjusted Comparable Hotel RevPAR Growth	+3.0% - 5.0%	+3.0% - 5.0%	-
Net Income ($ millions)	$70 - $80	$73 - $77	-
Adjusted EBITDA ($ millions)	$235 - $245	$238 - $242	-
Adjusted FFO ($ millions)	$144 - $154	$147 - $151	-
Adjusted FFO per diluted share	$0.91 - $0.97	$0.92 - $0.95	-
Diluted Weighted Average Shares Outstanding	159,100,000	159,100,000	-

(1) Reflects guidance presented on August 5, 2013.

Full year 2013 guidance is based in part on the following assumptions:

•                  Announced transactions are included as of their actual closing date.

•                  4.60% Exchangeable Senior Notes redemption — January 21, 2013.

•                  Rochester Portfolio disposition — January 25, 2013.

•                  Series A preferred stock redemption — March 1, 2013.

•                  Hilton New Orleans St. Charles acquisition — May 1, 2013.

•                  Series C preferred stock redemption — May 31, 2013.

•                  Boston Park Plaza acquisition — July 2, 2013.

•                  Full year capital investment of $115.0 million to $120.0 million.

•                  Approximately $2.0 million to $3.0 million of EBITDA disruption related to the government shutdown during the fourth quarter.

•                  Hotel revenue disruption of approximately $10.0 million related to renovation projects completed during the first and second quarters — no material renovation-related displacement is assumed during the remainder of 2013.

•                  Full year renovation-related hotel RevPAR disruption of approximately 100 to 125 basis points.

•                  Full year comparable hotel EBITDA margin expansion of approximately 25 to 75 basis points.

•                  Full year Adjusted Comparable Hotel RevPAR and comparable hotel EBITDA margins exclude the Boston Park Plaza due to the addition of 12 rooms in September 2012, and an additional 100 rooms in January 2013.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of approximately $20.0 million to $21.0 million.

•                  Full year interest expense of approximately $71.0 million to $73.0 million, including $3.0 million in amortization of deferred financing fees.

•                  Full year preferred dividends of approximately $15.0 million for the Series D cumulative redeemable preferred stock, the Series A cumulative redeemable preferred stock through the March 1, 2013 redemption date and the Series C preferred stock through the May 31, 2013 redemption date.

Earnings Call

The Company will report financial results for the third quarter 2013 on Monday, November 11, 2013 after the market close.  Management will hold its quarterly conference call on Tuesday, November 12, 2013 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time).

A live webcast of the call will be available via the Investor Relations section of the Sunstone Hotel Investors website at www.sunstonehotels.com. A replay of the webcast will also be archived on the website. Alternatively, investors may dial 1-877-941-9205 (for domestic callers) or 1-480-629-9771 (for international callers) to listen to the live call.

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 28 hotels comprised of 12,942 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel investment company. Our values include transparency, trust, ethical conduct, communication and discipline. We seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national, and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of October 24, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures:

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); Adjusted Comparable RevPAR and comparable hotel EBITDA margin. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Adjusted Comparable RevPAR and comparable hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. We believe the use of FFO facilitates comparisons between us and other lodging REITs.

We also present Adjusted FFO when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO:

•                  Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset and the unfavorable tenant lease liability recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable tenant lease asset recorded in conjunction with our acquisition of the Hilton New Orleans St. Charles, and the unfavorable tenant lease liabilities recorded in conjunction with our acquisition of the Boston Park Plaza. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•                  Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•                  Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•                  Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•                  Consolidated partnership adjustments: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•                  Cumulative effect of a change in accounting principle: infrequently, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Other adjustments: we exclude other adjustments such as lawsuit settlement costs (or the reversal of these costs), prior year property tax assessments and/or credits, management company transition costs, and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO, we also exclude the non-cash gains or losses on our derivatives, as well as the original issuance costs associated with the redemption of preferred stock and any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting comparable hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of comparable hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 27 comparable hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance. Our 27 comparable hotels include all hotels held for investment as of September 30, 2013 except the Boston Park Plaza, and also include prior ownership results as applicable in 2012 and 2013 for the Hilton New Orleans St. Charles acquired in May 2013, along with prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired in July 2012. Comparable hotel EBITDA margin information excludes prior year net property tax adjustments. Our presentation of Adjusted Comparable Hotel RevPAR also includes the effects of converting the operating statistics for our ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis.

Reconciliations of the Company’s third-quarter 2013 preliminary and year-to-date 2013 forecasted net income to forecasted Adjusted EBITDA and Adjusted FFO are as follows:

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Third Quarter 2013 Preliminary Results

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30, 2013
	Low	High

Net income	$15,200	$16,200
Depreciation and amortization	35,100	35,100
Amortization of lease intangibles	1,000	1,000
Interest expense	18,900	18,900
Income tax provision	400	400
Non-controlling interests	(3,300)	(3,300)
Amortization of deferred stock compensation	1,300	1,300
Capital lease obligation interest - cash ground rent	(400)	(400)
Non-cash straightline lease expense	600	600
Adjusted EBITDA	$68,800	$69,800

Reconciliation of Net Income to Adjusted FFO

Net income	$15,200	$16,200
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	34,700	34,700
Non-controlling interests	(2,700)	(2,700)
Amortization of lease intangibles	1,000	1,000
Non-cash straightline lease expense	600	600
Income tax provision	400	400
Adjusted FFO	$46,900	$47,900

Adjusted FFO per diluted share	$0.29	$0.30

Diluted weighted average shares outstanding	161,400	161,400

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2013
	Low	High

Net income	$72,500	$76,700
Depreciation and amortization	136,000	136,000
Amortization of lease intangibles	4,000	4,000
Interest expense	71,700	71,700
Non-controlling interests	(11,600)	(11,800)
Amortization of deferred stock compensation	4,700	4,700
Income tax provision	7,800	7,800
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,100	3,100
Adjusted EBITDA	$238,000	$242,000

Reconciliation of Net Income to Adjusted FFO

Net income	$72,500	$76,700
Preferred stock dividends	(15,400)	(15,400)
Real estate depreciation and amortization	133,700	133,700
Non-controlling interests	(9,900)	(10,100)
Amortization of lease intangibles	4,000	4,000
Income tax provision	7,800	7,800
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,100	3,100
Adjusted FFO	$147,000	$151,000

Adjusted FFO per diluted share	$0.92	$0.95

Diluted weighted average shares outstanding	159,100	159,100

For Additional Information:

Bryan Giglia

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3036